COMPANY CONTACT:
Checkpoint Systems, Inc.
Craig Burns
Executive Vice President,
Chief Financial Officer and Treasurer
(856) 848-1800
INVESTOR RELATIONS CONTACTS:
Christine Mohrmann, Bob Joyce
FD
(212) 850-5600

FOR IMMEDIATE RELEASE

CHECKPOINT SYSTEMS, INC. ANNOUNCES THIRD QUARTER 2007 RESULTS

Thorofare, New Jersey, November 1, 2007 - Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the third quarter ended September 30, 2007.

Revenue for the third quarter of 2007 was $204.6 million, an increase of 22%, compared to revenue of $167.6 million in the third quarter of 2006. Foreign currency had a positive impact on revenue of 5%. Earnings from continuing operations for the third quarter were $14.3 million, or $0.35 per diluted share, compared to earnings from continuing operations of $11.7 million or $0.29 per diluted share in the third quarter of 2006. Included in earnings from continuing operations for the third quarter of 2006 is a charge of $0.03 per diluted share associated with restructuring initiatives.

Included in earnings from continuing operations for the third quarter of 2007 is a net tax charge of $0.9 million or $0.02 per diluted share due to a net reduction in the valuation of certain deferred tax assets, primarily caused by recent legislation reducing German statutory tax rates. Tax expense for the third quarter of 2006 was favorably impacted by the reduction of certain tax reserves and the release of valuation allowances totaling $3.7 million.

Net income for the third quarter of 2007 was $14.3 million, or $0.35 per diluted share, compared to net income of $11.7 million or $0.29 per diluted share in the third quarter of 2006.

“We reported strong overall results for the third quarter, continuing a year of improved financial performance,” said George Off, Chairman and Chief Executive Officer of Checkpoint. “Revenue increased 22% for the quarter driven by strong demand across all business segments and geographies. Revenue performance on a constant dollar basis was driven by 48% growth in our global CheckNet® service bureau business, including revenue of $6.0 million from ADS Worldwide, which was acquired in the fourth quarter of 2006. In addition, revenues increased 35% in our U.S. CCTV systems integration business. Revenues in our European EAS business increased 10% on a constant dollar basis.”

“In addition, we continued to make progress managing SG&A expenses, which contributed to the increase in operating margins to 9.0% in the third quarter of 2007 compared to 6.3% in the third quarter of 2006,” said Mr. Off.

Mr. Off continued, “Today we announced in a separate press release the purchase of the Alpha S3 business from Alpha Security Products. The acquisition of Alpha S3 is a significant step toward our goal of expanding our strong EAS core business into a full line of shrink management solutions for retailers. We expect this acquisition to be accretive to our earnings in 2008.”

Financial highlights for the third quarter of 2007:

•
Revenue for the third quarter of 2007 was $204.6 million, compared to revenue of $167.6 million in the third quarter of the prior year. Foreign exchange had a positive impact on revenue of $8.4 million, or 5.0%, in the third quarter 2007, as compared to the third quarter 2006.

•
Gross profit was $85.6 million, or 41.9% of revenue, compared to $71.6 million, or 42.7% of revenue, in the third quarter of 2006. Gross margins were affected by sales mix, and additional operational and distribution costs to meet the increasing volume demands. We also continue to experience pricing pressure in our labeling services segment.

•
Selling, general, and administrative expenses (SG&A) for the current year period were $62.1 million, compared with $54.4 million a year ago. As a percentage of revenue, SG&A expenses decreased to 30.3% in the third quarter of 2007, versus 32.4% in the third quarter of 2006.

•	Research and development expenses for the third quarter of 2007 totaled $5.1 million, or 2.5% of revenue, compared with $5.1 million, or 3.0% of revenue, in the third quarter of 2006.

•
Operating income was $18.4 million in the third quarter of 2007, or 9.0% of revenue compared to $10.6 million in 2006. Non-GAAP operating income excluding restructuring expense was $12.2 million, or 7.3% of revenue, in the third quarter of 2006. (See accompanying “Reconciliation of GAAP to Non-GAAP Measures”.)

•
Other gain (loss) for the third quarter of 2007 was a gain of $0.1 million primarily due to foreign exchange gains. Other gain (loss) for the third quarter of 2006 was a gain of $0.3 million primarily due to the rendering of transitional services to SATO partially offset by a foreign exchange loss.

•
The income tax rate on continuing operations was 27.7%. The tax rate exceeded the normal operating tax rate primarily due to a change in foreign statutory tax rates, which resulted in a write-down of certain deferred tax assets, partially offset by a reduction of valuation allowances. The prior year income tax expense was favorably impacted by the release of valuation allowances and tax reserves totaling $3.7 million.

•	Earnings from continuing operations for the third quarter of 2007 were $14.3 million, or $0.35 per diluted share, compared to $11.7 million, or $0.29 per diluted share, for the third quarter of 2006.

•
Non-GAAP earnings from continuing operations excluding restructuring expense for the third quarter of 2007 were $14.4 million, or $0.35 per diluted share. Non-GAAP earnings from continuing operations excluding restructuring expense costs for the third quarter of 2006 were $12.9 million, or $0.32 per diluted share. (See accompanying “Reconciliation of GAAP to Non-GAAP Measures”.)

•	Net earnings for the third quarter of 2007 were $14.3 million, or $0.35 per diluted share, compared to net earnings of $11.7 million, or $0.29 per diluted share, for the third quarter of 2006.

•	Cash flow from operations was $4.7 million in the third quarter of 2007 compared to $11.5 million in the third quarter of 2006.

•	At September 30, 2007, cash and cash equivalents were $171.0 million, working capital was $331.8 million and long-term debt was $16.5 million. Capital expenditures in the quarter were $4.1 million.

Financial highlights for the nine months ended September 30, 2007:

•
Reported revenue of $571.5 million, compared to $471.5 million in the same period of 2006. Foreign exchange had a positive impact on revenue of approximately $23.2 million, or 4.9% for the first nine months of 2007, compared to 2006.

•	Gross profit for the first nine months of 2007 was $238.9 million, or 41.8% of revenue, compared to $197.6 million or 41.9% of revenue for the first nine months of 2006.

•
Operating income was $43.2 million for the first nine months of 2007, compared to $14.9 million for the same period of 2006. Non-GAAP operating income excluding restructuring expense in the first nine months of 2007 was $43.9 million, or 7.7% of revenue. Excluding the Company’s litigation settlement recorded in the second quarter of 2006 and year-to-date restructuring charges, operating income was $19.6 million, or 4.2% of revenue in the first nine months of 2006. (See accompanying “Reconciliation of GAAP to Non-GAAP Measures”.)

•
Earnings from continuing operations for the first nine months of 2007 were $33.9 million, or $0.84 per diluted share, compared to $16.4 million, or $0.41 per diluted share for the first nine months of 2006.

•
Non-GAAP earnings from continuing operations excluding restructuring costs for the first nine months of 2007 were $34.4 million, or $0.85 per diluted share. Non-GAAP earnings from continuing operations excluding restructuring costs and litigation settlement costs for the first nine months of 2006 were $19.6 million, or $0.49 per diluted share. (See accompanying “Reconciliation of GAAP to Non-GAAP Measures”.)

•	Net earnings for the first nine months of 2007 were $34.4 million, or $0.85 per diluted share, compared to net earnings of $17.9 million, or $0.44 per diluted share, for the first nine months of 2006.

•	Cash flow from operations was $28.8 million in the first nine months of 2007 compared to $14.7 million of cash flow used in operations in the first nine months 2006.

Mr. Off concluded, “We are pleased with our overall performance in the third quarter and the ongoing strong demand for our solutions. At the same time, we remain cautious about the potential for a softer retail marketplace, which is incorporated into our updated guidance for fiscal 2007. As we move into the fourth quarter, our expected results will face difficult comparisons with results reported for the fourth quarter of 2006, which were the best quarterly results from continuing operations in our company's history. In addition, the Company’s financial results for the fiscal 2007 fourth quarter reflect one less week of operating results relative to the fourth quarter of fiscal 2006. Looking forward, we are optimistic about our potential for continued growth and additional opportunity gained from the acquisition of the Alpha S3 business.”

Based on current market conditions, Checkpoint Systems provided updated guidance for its 2007 full year financial results below. Guidance for the year includes the expected impact of the acquisition of the Alpha S3 business:

•	Revenues, at current exchange rates, up 15% to 17% versus 2006

•	Non-GAAP diluted earnings per share from continuing operations of between $1.33 and $1.38 excluding any restructuring charges

•	An annualized tax rate of approximately 26%. The Company’s previous guidance estimated the annualized tax rate to be approximately 25%.

•	Free cash flow (cash flow from operations less capital expenditures) of between $50 million and $60 million

This guidance does not include the impact of unusual charges, such as restructuring charges, that the Company may incur during the year, and assumes a continuation of current exchange rates.

Checkpoint Systems will host a conference call today, November 1, 2007, at 5:00 PM Eastern Time, to discuss its third quarter 2007 results. The conference call will be simultaneously broadcast live over the Internet. Listeners may access the live webcast at the Company’s homepage, www.checkpointsystems.com, by clicking on the “Conference Calls” link or entering the “Investors” section of this site. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. The webcast will be archived at the Company’s homepage beginning approximately 90 minutes after the call ends until the next quarterly conference call.

Checkpoint Systems, Inc.
Checkpoint Systems, Inc. is the leading supplier of retail shrink management solutions. Checkpoint's global team helps retailers - and their suppliers - reduce theft, increase inventory visibility and provide consumers with greater merchandise availability through the company's rapidly evolving RF technology, expanding shrink management offerings and Check-Net labeling solutions. Checkpoint has more than one million RF devices installed in stores today and has secured more than 100 billion products. Scaling cost efficiently, Checkpoint's solutions provide increased revenues and profits to a fast-growing community of successful retailers and a superior experience for their consumers. Listed on the NYSE (NYSE:CKP), Checkpoint operates in every major geographic market and employs 3,200 people worldwide. For more information, visit www.checkpointsystems.com.

Caution Regarding Forward-Looking Statements
This press release includes information that constitutes forward-looking statements. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” believe,” “seek,” or “will.” By their nature, forward-looking statements address matters that are subject to risks and uncertainties. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include: our ability to integrate the acquisition of the Alpha S3 business and to achieve our financial and operational goals for Alpha S3; changes in international business conditions; foreign currency exchange rate and interest rate fluctuations; lower than anticipated demand by retailers and other customers for our products; slower commitments of retail customers to chain-wide installations and/or source tagging adoption or expansion; possible increases in per unit product manufacturing costs due to less than full utilization of manufacturing capacity as a result of slowing economic conditions or other factors; our ability to provide and market innovative and cost-effective products; the development of new competitive technologies; our ability to maintain our intellectual property; competitive pricing pressures causing profit erosion; the availability and pricing of component parts and raw materials; possible increases in the payment time for receivables as a result of economic conditions or other market factors; changes in regulations or standards applicable to our products; the ability to implement cost reduction in field service, sales, and general and administrative expense, and our manufacturing and supply chain operations without significantly impacting revenue and profits; our ability to maintain effective internal control over financial reporting; and additional matters disclosed in our Securities and Exchange Commission filings. We do not undertake to update our forward-looking statements, except as required by applicable securities laws.

(Tables Follow)

Checkpoint Systems, Inc.
Consolidated Statements of Operations
(Thousands except per share amounts)
(unaudited)

	Quarter		Nine Months
	(13 Weeks) Ended		(39 Weeks) Ended

	Sept. 30, 2007	Sept. 24, 2006	Sept. 30, 2007	Sept. 24, 2006

Net revenues	$204,589	$167,622	$571,493	$471,478
Cost of revenues	118,941	96,026	332,571	273,878
Gross profit	85,648	71,596	238,922	197,600

Selling, general, and administrative expenses	62,091	54,373	181,839	163,595
Research and development	5,128	5,057	13,176	14,425
Restructuring expense	31	1,612	685	2,468
Litigation settlement	-	-	-	2,251

Operating income	18,398	10,554	43,222	14,861

Interest income	1,688	1,264	4,080	3,538
Interest expense	367	449	968	1,418
Other gain/(loss), net	66	300	(327)	716
Earnings from continuing operations before income taxes and minority interest	19,785	11,669	46,007	17,697

Income taxes	5,484	(127)	12,229	1,266
Minority interest	(46)	84	(109)	15
Earnings from continuing operations	14,347	11,712	33,887	16,416

(Loss) earnings from discontinued operations, net of tax	(9)	(12)	514	1,506
Net earnings	$14,338	$11,700	$34,401	$17,922

Basic Earning per Share:
Earnings from continuing operations	$0.36	$0.30	$0.85	$0.42
Earnings from discontinued operations, net of tax	-	-	$0.01	$0.04
Basic earnings per share	$0.36	$0.30	$0.86	$0.46

Diluted Earnings per Share:
Earnings from continuing operations	$0.35	$0.29	$0.84	$0.41
Earnings from discontinued operations, net of tax	-	-	$0.01	$0.03
Diluted earnings per share	$0.35	$0.29	$0.85	$0.44

Checkpoint Systems, Inc.
Summary Consolidated Balance Sheet
(Thousands)

	September 30	December 31,
	2007	2006
	(unaudited)
Cash and Cash Equivalents	$170,976	$143,394
Working Capital	$331,793	$254,024
Current Assets	$522,467	$447,597
Total Debt	$ 16,487	$ 16,534
Shareholders' Equity	$545,793	$473,581
Total Assets	$877,353	$781,191

Reconciliation of Non-GAAP Financial Measures

Checkpoint Systems, Inc. reports financial results in accordance with U.S. GAAP and herein provides some Non-GAAP measures. These Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These Non-GAAP measures are intended to supplement the Company's presentation of its financial results that are prepared in accordance with GAAP. The Company uses the Non-GAAP measures presented to evaluate and manage the Company's operations internally. The Company is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

Set forth below is a reconciliation of the Non-GAAP financial measures used in this release to the most directly comparable measures based on GAAP.

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Thousands)
(unaudited)

	Quarter Ended		Nine Months Ended
	(13 Weeks)		(39 Weeks)

	September 30,	September 24,	September 30,	September 24,
	2007	2006	2007	2006

Reconciliation of GAAP to Non-GAAP Operating Income:

Net revenues	$204,589	$167,622	$571,493	$471,478

GAAP operating income	$18,398	$10,554	$43,222	$14,861

Non-GAAP adjustments:

Restructuring expense	31	1,612	685	2,468

Loss from settlement of lawsuit with ID Security Systems Canada Inc.	-	-	-	2,251

Adjusted Non-GAAP operating income	$18,429	$12,166	$43,907	$19,580

GAAP operating margin	9.0%	6.3%	7.6%	3.2%
Adjusted Non-GAAP operating margin	9.0%	7.3%	7.7%	4.2%

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures continued
(Thousands except per share amounts)
(unaudited)

	Quarter Ended		Nine Months Ended
	(13 Weeks)		(39 Weeks)

	September 30,	September 24,	September 30,	September 24,
	2007	2006	2007	2006

Reconciliation of GAAP to Non-GAAP Earnings from Continuing Operations:

Earnings from continuing operations, as reported	$14,347	$11,712	$33,887	$16,416

Non-GAAP adjustments:

Restructuring expense, net of tax	23	1,186	530	1,734

Loss from settlement of lawsuit with ID Security Systems Canada Inc., net of tax	-	-	-	1,463

Adjusted earnings from continuing operations	$14,370	$12,898	$34,417	$19,613

Reported diluted shares	40,973	40,080	40,638	40,293

Adjusted diluted shares	40,973	40,080	40,638	40,293

Reported earnings per share from continuing operations - diluted	$0.35	$0.29	$0.84	$0.41

Adjusted earnings per share from continuing operations - diluted	$0.35	$0.32	$0.85	$0.49

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